EXHBIT 99

FOR IMMEDIATE RELEASE

Media Contact: Michelle Sullivan
The Boston Beer Company
(617) 368-5165
michelle.sullivan@bostonbeer.com

BOSTON BEER VOLUNTARILY
RECALLS SELECT BOTTLES OF SAMUEL ADAMS BEER

BOSTON - APRIL 7, 2008 - The Boston Beer Company (BBC) today announced a voluntary recall of select 12 oz glass bottles of its Samuel Adams beer which may contain small grains or bits of glass. The precautionary recall comes after routine quality control inspections at the Company's Cincinnati brewery detected defects in certain beer bottles, manufactured by a third-party glass bottle supplier that might cause small bits of glass to break off and possibly fall into the bottle. The affected bottles come from only one of the five glass plants that supply the Company with bottles. This plant supplies about 25% of BBC bottles. While the Company believes that the number of bottles from this plant that actually contain glass is significantly less than 1%, it took this measure to protect the safety of its drinkers.

The affected products are embossed on the base of the bottles with the following marking: The letter "N" followed by the number "35" followed by the letters "OI".

The products affected by the Boston Beer recall are embossed on the base of the bottles with the following marking: The letter "N" followed by the number "35" followed by the letters "OI"

The following products are not being recalled:

Samuel Adams draft beer
24oz bottles of Samuel Adams
Samuel Adams Utopias
Samuel Adams Triple Bock
Bottles with embossed code N08 followed by the letters "OI"
Bottles with embossed code N17 followed by the letters "OI"
Bottles with embossed code N26 followed by the letters "OI"
Bottles with embossed code N31 followed by the letters "OI."

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Consumers who have purchased beer in the defective bottles are advised not to drink it and dispose of the product. The Company will issue a full refund on potentially affected product.

The Company has had no reports of any consumer injury but the presence of small bits of glass in the bottle could pose a health risk under certain circumstances. While the possibility of injury to an individual consumer is very low, people who bite or swallow a fragment could possibly be injured. Anyone who has consumed beer from an affected bottle and becomes ill, or shows signs of complications, should see a physician immediately.

Boston Beer has stopped distributing all products in the defective bottles. Additionally, the Company's direction to its wholesalers is to hold all of the affected products in their warehouses, and to remove it from retail shelves immediately.

For additional information, consumers are encouraged to contact The Boston Beer Company at 1-888-674-5159 or access the company's recall Web site at http://consumerinfo.samadams.com.

"We are disappointed and disturbed by this development, and we are doing everything we can to address the situation," said Jim Koch, founder and brewer of the Boston Beer Company. "Since our founding, we have never issued a product recall for any reason, and are deeply disappointed that these bottles did not meet our quality standards. Brewing great beer is not enough. Because of these bottles supplied to us from an outside vendor, we didn't live up to our drinker's expectations. Our brewers, management, and all employees remain committed to doing everything possible to resolve this situation quickly, and to ensure the safety of our drinkers and the quality of our beer."

THE BOSTON BEER COMPANY BACKGROUND:

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

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